FORWARD FUNDS, INC.

                         INVESTMENT MANAGEMENT AGREEMENT

          AGREEMENT, effective as of March 2, 1998, among Barclays Global Fund Advisors ("Barclays" or the "Investment Manager"), Sutton Place Management Co., Inc. (the "Business Manager") and Forward Funds, Inc. (the "Corporation") on behalf of The Global Fund (the "Fund").

         WHEREAS, the Corporation is a Maryland corporation of the series type organized under Articles of Incorporation dated October 3, 1997 (the "Articles") and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, diversified management investment company, and the Fund is a series of the Corporation; and

         WHEREAS, the Business Manager is responsible for managing the business affairs of the Corporation and coordinating the activities of service providers to the Fund; and

         WHEREAS, the Corporation and the Business Manager wish to retain the Investment Manager to render investment advisory services to the Fund with regard to the Fund's investment of its assets in a portfolio of equity securities traded on U.S. exchanges and derivatives ("Portfolio") as further described in the Corporation's registration statement on Form N-1A (the "Registration Statement"), and the Investment Manager is willing to furnish such services to the Fund; and

         WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended ("Advisers Act");

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Business Manager, the Corporation and the Investment Manager as follows:

          1. Appointment. The Investment Manager is hereby appointed to act as investment adviser to the Fund for the periods and on the terms set forth in this Agreement. The Investment Manager accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2. Investment Advisory Duties. Subject to the supervision of the Directors of the Corporation, the Investment Manager will (a) provide a program of continuous investment management for the Fund with regard to the Portfolio in accordance with the Fund's investment objectives, policies and limitations as stated in the Fund's prospectus and Statement of Additional Information included as part of the Registration Statement filed with the Securities and Exchange Commission, as they may be amended from time to time, copies of which shall be provided to the Investment Manager by the Corporation; (b) make investment decisions for the Fund with regard to the Portfolio; and (c) place orders to purchase and sell investments in the Portfolio for the Fund.

         Barclays' duties shall not include and Barclays shall have no responsibility for the following: tax reporting; securities lending and cash collateral; allocation, diversification, management and investment of the overall assets of the Fund; management and investment of the liquidity account; and management, investment, and compliance with respect to any assets of the fund not allocated by the Board of Directors to Barclays.

         In performing its investment management services to the Fund under the terms of this Agreement, the Investment Manager will provide the Fund with ongoing investment guidance and policy direction.

         The Investment Manager further agrees that, in performing its duties hereunder, it will:

       (a) comply with the 1940 Act and all rules and regulations thereunder, the Advisers Act, the Internal Revenue Code (the "Code") and all other applicable federal and state laws and regulations, and with any applicable procedures adopted by the Board of Directors;

       (b) use reasonable efforts to manage the Portfolio so that the Fund will qualify, and continue to qualify, as a regulated investment company under Subchapter M of the Code and regulations issued thereunder; provided, however, Barclays shall not be responsible for the tax effect or decisions made by any other person.

       (c) place orders pursuant to its investment determinations for the Fund in accordance with applicable policies expressed in the Fund's prospectus and/or Statement of Additional Information, established through written guidelines determined by the Corporation and provided to the Investment Manager, and in accordance with applicable legal requirements;

       (d) furnish to the Corporation and/or the Business Manager whatever statistical information the Corporation and/or the Business Manager may reasonably request with respect to the Portfolio. In addition, the Investment Manager will keep the Corporation, the Business Manager and the Directors informed of developments materially affecting the Portfolio and shall, on the Investment Manager's own initiative, furnish to the Corporation from time to time whatever information the Investment Manager believes appropriate for this purpose;

       (e) make available to the Corporation's administrator, First Data Investor Services Group, Inc. (the "Administrator"), the Business Manager and the Corporation, promptly upon their request, such copies of its investment records and ledgers with respect to the Portfolio as may be required to assist the Administrator, the Business Manager and the Corporation in their compliance with applicable laws and regulations. The Investment Manager will furnish the Business Manager and the Directors with such periodic and special reports regarding the Fund as they may reasonably request;

       (f) meet quarterly with the Business Manager and the Corporation's Board of Directors to explain its investment management activities, and any reports related to the Portfolio as may reasonably be requested by the Business Manager and/or the Corporation;

       (g) immediately notify the Corporation in the event that the Investment Manager or any of its affiliates: (1) becomes aware that it is subject to a statutory disqualification that prevents the Investment Manager from serving as investment adviser pursuant to this Agreement; or (2) becomes aware that it is the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission ("SEC") or other regulatory authority. The Investment Manager further agrees to notify the Corporation immediately of any material fact known to the Investment Manager respecting or relating to the Investment Manager that is not contained in the Registration Statement regarding the Fund, or any amendment or supplement thereto, but that is required to be disclosed thereon, and of any statement contained therein that becomes untrue in any material respect; and

       (h) in making investment decisions for the Portfolio, use no inside information that may be in its possession or in the possession of any of its affiliates, nor will the Investment Manager seek to obtain any such information.

          3. Futures and Options. The Investment Manager's investment authority shall include the authority to purchase, sell, cover open positions, and generally to deal in financial futures contracts and options thereon.

             The Investment Manager will: (i) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "Brokerage Accounts") on behalf of and in the name of the Fund; and (ii) execute for and on behalf of the Brokerage Account, standard customer agreements with a broker or brokers. The Investment Manager may, using such of the securities and other property in the Brokerage Account as the Investment Manager deems necessary or desirable, direct the custodian to deposit on behalf of the Fund, original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Investment Manager deems desirable or appropriate.

             PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION (THE "COMMISSION") IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE CLIENTS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

             The Fund represents and warrants that it is a "qualified eligible client" within the meaning of CFTC Regulations Section 4.7 and, as such, consents to treat the Portfolio in accordance with the exemption contained in CFTC Regulations Section 4.7(b).

          4. Investment Guidelines. The Corporation shall supply the Investment Manager with such information as the Investment Manager shall reasonably require concerning the Fund's investment policies, restrictions, limitations, tax position, liquidity requirements and other information useful in managing the Portfolio.

          5. Use of Securities Brokers and Dealers. Purchase and sale orders will usually be placed with brokers which are selected by the Investment Manager as able to achieve "best execution" of such orders. "Best execution" shall mean prompt and reliable execution at the most favorable securities price, taking into account the other provisions hereinafter set forth. Whenever the Investment Manager places orders, or directs the placement of orders, for the purchase or sale of portfolio securities on behalf of the Fund, in selecting brokers or dealers to execute such orders, the Investment Manager is expressly authorized to consider the fact that a broker or dealer has furnished statistical, research or other information or services which enhance the Investment Manager's research and portfolio management capability generally. It is further understood in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended, that the Investment Manager may negotiate with and assign to a broker a commission which may exceed the commission which another broker would have charged for effecting the transaction if the Investment Manager determines in good faith that the amount of commission charged was reasonable in relation to the value of brokerage and/or research services (as defined in Section 28(e)) provided by such broker, viewed in terms either of the Fund or the Investment Manager's overall responsibilities to the Investment Manager's discretionary accounts.

         Neither the Investment Manager nor any parent, subsidiary or related firm shall act as a securities broker with respect to any purchases or sales of securities which may be made on behalf of the Fund. Unless otherwise directed by the Corporation or the Business Manager in writing, the Investment Manager may utilize the service of whatever independent securities brokerage firm or firms it deems appropriate to the extent that such firms are competitive with respect to price of services and execution.

          6. Compensation. For its services specified in this Agreement, the Corporation agrees to pay annual fees to the Investment Manager equal to 0.375% of the first $100 million of Fund assets managed by the Investment Manager, 0.30% on the next $400 million under management, and 0.25% on all assets above $500 million managed by the Investment Manager. Fees shall be computed and accrued daily and paid monthly based on the average daily net asset value of shares of the Fund as determined according to the manner provided in the then-current prospectus of the Fund.

          7. Fees and Expenses. The Investment Manager shall not be required to pay any expenses of the Fund other than those specifically allocated to the Investment Manager in this section 7. In particular, but without limiting the generality of the foregoing, the Investment Manager shall not be responsible for the following expenses of the Fund: organization and certain offering expenses of the Fund (including out-of-pocket expenses, but not including the Investment Manager's overhead and employee costs); fees payable to the Investment Manager and to any other Fund advisers or consultants; legal expenses; auditing and accounting expenses; interest expenses; taxes and governmental fees; fees, dues and expenses incurred by or with respect to the Fund in connection with membership in investment company trade organizations; cost of insurance relating to fidelity coverage for the Corporation's officers and employees; fees and expenses of the Fund's Administrator or of any custodian, subcustodian, transfer agent, registrar, or dividend disbursing agent of the Fund; payments to the
Administrator for maintaining the Fund's financial books and records and calculating its daily net asset value; other payments for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates; other expenses in connection with the issuance, offering, distribution or sale of securities issued by the Fund; expenses relating to investor and public relations; expenses of registering and qualifying shares of the Fund for sale; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities or other assets of the Fund, or of entering into other transactions or engaging in any investment practices with respect to the Fund; expenses of printing and distributing prospectuses, Statements of Additional Information, reports, notices and dividends to stockholders; costs of stationery or other office supplies; any litigation expenses; costs of stockholders' and other meetings; the compensation and all expenses (specifically including travel expenses relating to the Fund's business) of officers, directors and employees of the Corporation who are not interested persons of the Investment Manager; and travel expenses (or an appropriate portion thereof) of officers or directors of the Corporation who are officers, directors or employees of the Investment Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Corporation with respect to matters concerning the Fund, or any committees thereof or advisers thereto.

          8. Books and Records. The Investment Manager agrees to maintain such books and records with respect to its services to the Fund as are required by
Section 31 under the 1940 Act, and rules adopted thereunder, and by other applicable legal provisions, and to preserve such records for the periods and in the manner required by that Section, and those rules and legal provisions. The Investment Manager also agrees that records it maintains and preserves pursuant to Rules 31a-1 and Rule 31a-2 under the 1940 Act and otherwise in connection with its services hereunder are the property of the Corporation and will be surrendered promptly to the Corporation upon its request except that the Investment Manager may return copies of such documents as may be required by law. The Investment Manager further agrees that it will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services hereunder which may be requested in order to determine whether the operations of the Fund are being conducted in accordance with applicable laws and regulations.

          9. Aggregation of Orders. Provided the investment objectives, policies and restrictions of the Fund are adhered to, the Corporation agrees that the Investment Manager may aggregate sales and purchase orders of securities held in the Fund with similar orders being made simultaneously for other accounts managed by the Investment Manager or with accounts of the affiliates of the Investment Manager, if in the Investment Manager's reasonable judgment such aggregation shall result in an overall economic benefit to the Fund taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses. The Corporation acknowledges that the determination of such economic benefit to the Fund by the Investment Manager represents the Investment Manager's evaluation that the Fund is benefited by relatively better purchase or sales prices, lower commission expenses and beneficial timing of transactions or a combination of these and other factors.

          10.      Liability.

          a. Neither Investment Manager nor its officers, directors, employees, affiliates, agents or controlling persons shall be liable to the Corporation, the Fund, its shareholders and/or any other person for the acts, omissions, errors of judgment and/or mistakes of law of any other fiduciary and/or person with respect to the Fund.

          b. Neither the Investment Manager nor its officers, directors, employees, affiliates, agents or controlling persons or assigns shall be liable for any act, omission, error of judgment or mistake of law and/or for any loss suffered by the Corporation, the Fund, its shareholders and/or any other person in connection with the matters to which this Agreement relates; provided that no provision of this Agreement shall be deemed to protect the Investment Manager against any liability to the Corporation, the Fund and/or its shareholders which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement.

          c. The Corporation on behalf of the Fund, hereby agrees to indemnify and hold harmless the Investment Manager, its directors, officers and employees and agents and each person, if any, who controls the Investment Manager (collectively, the "Indemnified Parties") against any and all losses, claims damages or liabilities (including reasonable attorneys fees and expenses), joint or several, relating to the Corporation or Fund, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, the Investment Advisers Act of 1940, as amended (the "1940 Act") or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (1) any act, omission, error and/or mistake of any other fiduciary and/or any other person; or (2) any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (a) the Registration Statement, the prospectus or any other filing, (b) any advertisement or sales literature authorized by the Corporation for use in the offer and sale of shares of the Fund, or (c) any application or other document filed in connection with the qualification of the Corporation or shares of the Fund under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission (i) in a document prepared by the Investment Manager, or (ii) made in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Investment Manager pertaining to or originating with the Investment Manager for use in connection with any document referred to in clauses (a), (b) or (c).

          d. It is understood, however, that nothing in this paragraph 10 shall protect any Indemnified Party against, or entitle any Indemnified Party to, indemnification against any liability to the Corporation, Fund and/or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties under this Agreement.

          11. Services Not Exclusive. It is understood that the services of the Investment Manager are not exclusive, and that nothing in this Agreement shall prevent the Investment Manager from providing similar services to other investment companies or to other series of investment companies, including the Corporation (whether or not their investment objectives and policies are similar to those of the Fund) or from engaging in other activities, provided such other services and activities do not, during the term of this Agreement, interfere in a material manner with the Investment Manager's ability to meet its obligations to the Fund hereunder. When the Investment Manager recommends the purchase or sale of a security for other investment companies and other clients, and at the same time the Investment Manager recommends the purchase or sale of the same security for the Fund, it is understood that in light of its fiduciary duty to the Fund, such transactions will be executed on a basis that is fair and equitable to the Fund. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Investment Manager nor any of its directors, officers or employees shall act as a principal or agent or receive any commission. If the Investment Manager provides any advice to its clients concerning the shares of the Fund, the Investment Manager shall act solely as investment counsel for such clients and not in any way on behalf of the Corporation or the Fund.

         The Investment Manager provides investment advisory services to numerous other funds and bank collective funds and may give advice and take action which may differ from the timing or nature of action taken by the Investment Manager with respect to the Fund. Nothing in this Agreement shall impose upon the Investment Manager any obligations other than those imposed by law to purchase, sell or recommend for purchase or sale, with respect to the Fund, any security which the Investment Manager, or the shareholders, officers, directors, employees or affiliates may purchase or sell for their own account or for the account of any client.

          12. Duration and Termination. This Agreement shall continue until February 6, 2000, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Directors or (ii) a vote of a "majority" (as defined in the 1940 Act) of the Fund's outstanding voting securities (as defined in the 1940
Act), provided that in either event the continuance is also approved by a majority of the Directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated: (a) at any time without penalty by the Fund upon the vote of a majority of the Directors or by vote of the majority of the Fund's outstanding voting securities, upon sixty
(60) days' written notice to the Investment Manager or (b) by the Investment Manager at any time without penalty, upon sixty (60) days' written notice to the Corporation. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). Any termination of this Agreement will be without prejudice to the completion of transactions already initiated by the Investment Manager on behalf of the Fund at the time of such termination.
The Investment Manager shall take all steps reasonably necessary after such termination to complete any such transactions and is hereby authorized to take such steps.

          13. Amendments. This Agreement may be amended at any time but only by the mutual agreement of the parties.

          14. Proxies. Unless the Corporation gives written instructions to the contrary, the Investment Manager shall vote all proxies solicited by or with respect to the issuers of securities in the Portfolio. The Investment Manager shall maintain a record of how the Investment Manager voted and such record shall be available to the Corporation upon its request. The Investment Manager shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders.

          15. Notices. Any written notice required by or pertaining to this Agreement shall be personally delivered to the party for whom it is intended, at the address stated below, or shall be sent to such party by prepaid first class mail or facsimile.

         If to the Corporation:

                  Forward Funds, Inc.
                  433 California Street, Suite 1010
                  San Francisco, CA  94104

         If to the Business Manager:

                  Sutton Place Management Co., Inc.
                  433 California Street, Suite 1010
                  San Francisco, CA  94104
                  Attention:  Mr. Ronald Pelosi

         If to the Investment Manager:

                  Barclays Global Fund Advisors
                  45 Fremont Street
                  San Francisco, CA  94105

          16. Confidential Information. The Investment Manager shall maintain the strictest confidence regarding the business affairs of the Fund. Written reports furnished by the Investment Manager to the Corporation shall be treated by the Corporation and the Investment Manager as confidential and for the exclusive use and benefit of the Corporation except as disclosure may be required by applicable law.

          17.      Miscellaneous.

          a. This Agreement shall be governed by the laws of the State of California, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act, or rules or orders of the SEC thereunder.

          b. Concurrently with the execution of this Agreement, the Investment Manager is delivering to the Business Manager and the Corporation a copy of Part II of its Form ADV, as revised, on file with the Securities and Exchange Commission. The Business Manager and the Corporation hereby acknowledge receipt of such copy.

          c. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

          d. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected hereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

          e. Nothing herein shall be construed as constituting the Investment Manager as an agent of the Corporation or the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of March 2, 1998.

                                           FORWARD FUNDS, INC.


                                           By:
                                           President

                                           BARCLAYS GLOBAL FUND ADVISORS



                                           By:    ______________________________
                                           Name:
                                           Title:


                                           SUTTON PLACE MANAGEMENT CO., INC.


                                           By:      ____________________________

                                           Name:    ____________________________

                                           Title:   ____________________________